UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

23460 N. 19th Avenue, Suite 110

Phoenix, AZ 85027

(Address of principal executive offices) (Zip Code)

(928) 779-4143

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SNES	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2020, SenesTech, Inc. (the “Company”) entered into an inducement letter agreement (the “Letter Agreement”) with an existing accredited investor to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 1,700,680 shares of the Company’s common stock at an exercise price per share of $1.725 (the “Original Warrants”). The Original Warrants were issued on March 6, 2020 and on April 24, 2020. Pursuant to the Letter Agreement, the per share exercise price of the Original Warrants were reduced from $2.88 and $3.05, respectively, to $1.725.

All 1,524,308 shares of common stock issuable upon exercise of the Original Warrants issued on March 6, 2020 are registered for resale pursuant to an effective registration statement on Form S-3 (File No. 333-237563) and all 176,372 shares of common stock issuable upon exercise of the Original Warrants issued on April 24, 2020 are registered for resale pursuant to an effective registration statement on Form S-3 (File No. 333-236302). The gross proceeds to the Company from the Exercise are expected to be approximately $2.93 million, prior to deducting placement agent fees and offering expenses.

In consideration for the immediate exercise of the Original Warrants for cash, the exercising holder will receive a new unregistered warrant to purchase up to an aggregate of 1,700,680 shares of common stock (the “New Warrant”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The New Warrant will have an exercise price of $1.725 per share, with an exercise period of five and one-half years from the date of issuance.

H.C. Wainwright & Co., LLC is acting as the exclusive placement agent for the Exercise and the issuance of the New Warrant.

The Company currently intends to use the net proceeds from the Exercise to assist it with its execution of its business strategy and other general corporate purposes. The closing of the Exercise and the issuance of the New Warrants is expected to take place on or about October 27, 2020, and is subject to satisfaction of certain closing conditions.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The New Warrant described in Item 1.01 above was offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon its exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company currently intends to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the New Warrant.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the New Warrant and the shares of common stock underlying the New Warrant in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2020	SENESTECH, INC.

	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer

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